Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cushman & Wakefield plc:

We consent to the use of our report dated February 28, 2019, with respect to the consolidated balance sheets of Cushman & Wakefield plc as of December 31, 2018 and 2017, the related consolidated statements of operations, comprehensive loss, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement schedule II, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report contains explanatory paragraphs that the Company has changed its method of accounting for revenue recognition in 2018 due to the adoption of FASB ASC Topic 606, Revenue from Contracts with Customers and the Company has elected to change its method of accounting for recognizing stock-based compensation expense for awards with service conditions only from the graded attribution method to the straight-line attribution method for each of the years in the three-year period ended December 31, 2018, as discussed in Note 2 to the consolidated financial statements.

/s/ KPMG LLP

Chicago, Illinois

November 12, 2019